Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS SECOND QUARTER 2011 RESULTS

Littleton, CO – August 11, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced financial results for the second quarter ended June 30, 2011.

SECOND QUARTER 2011 FINANCIAL HIGHLIGHTS

•	Total revenues increased to $7.0 million from $1.9 million in the second quarter of 2010, primarily due to recognition of Refined Coal (“RC”) revenues.

•	Gross margin was $5.2 million, or 74% of revenues, up from $8,000, or less than 1% of revenues in the second quarter of 2010, due to higher margins and revenues associated with Refined Coal.

•	Operating loss narrowed to $2.3 million from an operating loss of $6.7 million in the second quarter of 2010.

•

Net loss of $2.3 million, or $0.30 per diluted share, included $1.5 million of non-routine legal expenses related to the Norit litigation and a non-cash loss of $1.8 million from ADA’s equity interest in ADA Carbon Solutions, LLC (“ADA-CS”).

•	Cash and cash equivalents increased by $31 million from March 31, 2011.

OVERVIEW OF SEGMENTS & OUTLOOK

Dr. Michael D. Durham, President and CEO of ADA commented, “We were pleased with the performance of all three of our segments in the second quarter; however, it was the impact of our two RC facilities that had the most dramatic effect on our results. In the second quarter, these two RC facilities contributed $4.7 million in revenues and $3.8 million in operating income.”

Refined Coal

Dr. Durham continued, “In addition to its impact on our operating results, during the second quarter of 2011 we achieved several additional positive developments in our RC Business, Clean Coal Solutions, LLC (“Clean Coal”), ADA’s joint venture with NexGen Resources Corporation (“NexGen”). Most notably, Clean Coal sold an effective 15% equity interest in the business for $60 million to GSFS Investments I Corp. (“GSFS”), an affiliate of The Goldman Sachs Group, Inc. ADA and NexGen each received gross proceeds of $30 million at closing, and the 15% equity interest is represented by Class B Units, which are non-voting except as to approval rights on certain matters.

“As part of the equity purchase, Clean Coal granted GSFS the exclusive right to lease RC facilities targeted to produce up to 12 million tons of RC per year. The terms in this arrangement are more economically favorable to Clean Coal than those leases that were entered into in June 2010 with another affiliate of Goldman Sachs.”

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Subsequent to the transaction with GSFS, NexGen paid ADA the remaining balance due of approximately $1.8 million on the

$4 million in payments owed in order to maintain its ownership level in Clean Coal.

Dr. Durham continued, “June 2011 marked the first full year of operation of two Clean Coal facilities that produce RC for four boilers at two power plants in the Midwest, generating approximately $20 million in revenue and about $9 million in operating income for ADA. Over the next nine years, we expect these facilities to generate between $15.0 million to $20.0 million in revenues per year and $7.0 to $9.0 million in annual operating income.”

Also in June, Clean Coal installed the first of 16 planned new facilities at a plant that is expected to burn up to four million tons of RC each year. Four additional facilities have been installed at power plants burning an aggregate of approximately 10 million tons of coal per year; however, due to a severe heat wave in the Midwest, initial demonstrations and testing were postponed and these units are expected to be placed in service between now and end of September. The remaining 11 facilities are expected to be installed and operations demonstrated in the fall. These facilities must be placed in service by year-end to qualify for the Section 45 Tax Credits of $6.33 per ton of RC available over the next ten years.

Emission Control

Emission Control revenues increased by 7% to $1.7 million in the second quarter of 2011 from $1.6 million in the comparable quarter in 2010, primarily due to a $603,000 increase in consulting revenues. Dr. Durham went on to say, “Consulting revenues increased in the second quarter as we began demonstration and other work with our utility customers related to recent changes with the MACT regulations. The increase in consulting revenues also includes revenue from our Arch Coal non-refundable license. For the near term, we look for an increase in consulting service revenues as our customers continue to analyze and evaluate the Mercury and Air Toxics Standards proposal (“Air Toxics Rule”).”

As of June 30, 2011, ADA had contracts in progress for work related to the emission control segment totaling approximately

$2.1 million, of which the Company expects to recognize a significant portion during the second half of 2011, with the balance to be completed and realized in 2012. Activated Carbon Injection (“ACI”) system revenues totaled $488,000 in the second quarter of 2011 compared to $1.1 million in the comparable period of 2010. To date, ADA has installed or is in the process of installing 49 ACI systems.

Dr. Durham continued, “We continue to prepare for the implementation of the Air Toxics Rule, due in November 2011, and the resulting expanded market for our ACI systems and other technologies by ramping up our sales team and engineering design group. The Air Toxics Rule alone should increase the demand of ACI systems to 400-700 new systems over the next three years, creating a $500 million market opportunity. In the near term, we expect ACI Systems sales to remain at flat levels until utilities, cement plants and industrial boilers start to place orders in response to these new Federal MACT regulations.

“Regarding our exclusive licensing agreement with Arch which provides ADA with a royalty of up to $1 per ton for the premium Arch receives from sales of the enhanced coal, we recognized $333,000 of the $2.0 million license fee in the second quarter. Our tests have shown that we can enhance PRB coal at the mine, and achieve mercury reductions when the coal is burned at power plants. Additional tests to demonstrate the capabilities of this technology to customers with different plant equipment configurations have been delayed so that we can focus our resources on our Refined Coal systems with the pending year-end deadline. We expect to resume these tests later this year and in 2012 which should provide sufficient time to grow this business as the national mercury control market expands through 2015.”

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CO2 Capture

CO2 Capture revenues increased by 69% to $569,000 in the second quarter of 2011 compared to the comparable period last year. ADA had outstanding DOE contracts, including anticipated industry cost share in progress, of approximately $17.9 million as of June 30, 2011 and expects to recognize approximately $1.6 million from these contracts during the remainder of 2011 and the rest in 2012 through 2014.

Dr. Durham went on to say, “Our development work continues on our $19 million phase II project to develop clean coal technology to capture carbon dioxide from coal-fired power plants and industrial sources. Our recent tests have shown that this solid-sorbent technology offers the potential to significantly reduce the amount of energy required to capture CO2 when compared to competing technologies. Once the commercial market develops from Climate Change legislation, we expect to profit from the production and sale of proprietary solid-sorbents that are key to this promising, energy efficient technology.”

BALANCE SHEET HIGHLIGHTS

As of June 30, 2011, ADA had cash and cash equivalents totaling $41.0 million, compared to $9.7 million at year-end 2010. At June 30, 2011, approximately $4.2 million had been drawn on Clean Coal’s $10 million line of credit and ADA’s shareholders’ equity was approximately $2.8 million. ADA had a working capital deficit of $588,000 as of June 30, 2011, compared to $10.1 million of working capital at December 31, 2010, primarily due to the reclassification from long-term to current of $32.6 million in liabilities related to the interim award in the Norit matter, partially offset by proceeds from the sale of an effective 15% interest in the equity of Clean Coal to GSFS noted above.

CONCLUDING REMARKS & 2011 OUTLOOK

Dr. Durham concluded, “We are extremely pleased with the progress made to date with our RC systems as well as our developments with our Enhanced Coal product and CO2 technology. We look forward to a strong second half as we see more revenues primarily from RC systems, our CO2 contract and services related to emission control technologies.

“In addition to our existing technologies used to reduce mercury and CO2 emissions from coal-fired utilities, we have also developed and are offering commercial systems to inject dry alkali sorbents (“DSI systems”) for control of acid gases such as SO3 and HCl as well as for control of the criteria pollutant, SO2. Like our ACI systems and Refined Coal technology, our DSI systems, as compared to scrubbers, provide a low-capital cost alternative for meeting certain provisions of the Air Toxics Rule and the Cross State Air Pollution Rule.

“A hearing planned for early August on the Norit matter was postponed by the parties. September 1, 2011 was set as a replacement date and we would expect a decision from the panel 30 days thereafter. We expect non-routine legal costs to decrease significantly starting in the fourth quarter of 2011 assuming the Norit arbitration and related indemnity claims are resolved; however, this will be partially offset by increasing other costs as we build our infrastructure in preparation for the increased market opportunities anticipated from the several MACT regulations.

“We remain exceedingly optimistic for the remainder of 2011 and looking forward as we continue to see several current and potential opportunities that will position ADA as the market leader in clean coal technology.”

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Thursday, August 11, 2011. Interested parties may participate in the call by dialing (877) 407-9753 (Domestic) or (201) 493-6739 (International). Please call in 10 minutes before the call is

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scheduled to begin, and ask for the ADES call. The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•	We are also a joint venture participant in ADA Carbon Solutions (“ADA-CS”), which has commenced operations at its AC production facility.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release includes and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding the Norit arbitration, including the timing of a final decision and the impact of resolution of the Norit arbitration and related payment obligations; amount and timing of future contracts, projects, technologies, project funding, market share, tax credits, revenues, expenses and other financial measures; timelines for our projects and tests; scope and timing of anticipated regulations and legislation and expected impact on our markets and the services and equipment we provide; ability of ADA to take advantage of expanded markets and opportunities; production levels at our Refined Coal (“RC”) facilities; future supply and demand; ADA’s prospects; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, our inability to satisfactorily resolve the Norit arbitration and related indemnity claims; lack of working capital to operate our businesses, pay ongoing legal expenses and satisfy our obligations relating to the Norit proceedings; changes in laws and regulations, government funding, prices, economic conditions and market demand; timing and impact of new and pending laws and regulations and any legal challenges to them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address expected growth in our target markets; failure to satisfy performance guaranties; additional risks related to ADA-CS including lack of continued funding, demand of payment on existing loans and other obligations, inability to obtain necessary permits, our lack of control of ADA-CS and further dilution of our interest; additional risks related to CCS including failure of its leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits, plant outages, seasonality, inability to obtain permits, termination of the leases for such facilities, decreases in the production of RC and failure to build and install additional RC facilities to meet the placed-in-service date of January 1, 2012; availability of raw materials and equipment for our businesses; loss of key personnel; our inability to realize our deferred tax assets; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

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Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Devin Sullivan
(212) 836-9608
DSullivan@equityny.com

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ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUE:
Emission control	$1,709	$1,600	$3,742	$4,664
CO2 capture	569	337	917	1,140
Refined coal	4,748	—	10,834	—

Total revenues	7,026	1,937	15,493	5,804

COST OF REVENUES:
Emission control	962	1,199	1,798	3,021
CO2 capture	476	144	759	408
Refined coal	413	586	588	1,012

Total cost of revenues	1,851	1,929	3,145	4,441

GROSS MARGIN	5,175	8	12,348	1,363

OTHER COSTS AND EXPENSES:
General and administrative	6,847	6,176	11,664	10,755
Research and development	375	197	696	381
Depreciation and amortization	207	330	392	539

Total expenses	7,429	6,703	12,752	11,675

OPERATING LOSS	(2,254)	(6,695)	(404)	(10,312)

OTHER INCOME (EXPENSE):
Net equity in net income (loss) from unconsolidated entities	(1,752)	(1,568)	(3,711)	(2,750)
Other income including interest	1,498	1,791	2,090	1,811
Arbitration award	—	—	(39,502)	—

Total other income (expense)	(254)	223	(41,123)	(939)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX BENEFIT AND NON-CONTROLLING INTEREST	(2,508)	(6,472)	(41,527)	(11,251)

INCOME TAX BENEFIT	2,313	2,087	16,569	3,700

NET LOSS BEFORE NON-CONTROLLING INTEREST	(195)	(4,385)	(24,958)	(7,551)

NON-CONTROLLING INTEREST	(2,056)	675	(4,835)	1,021

NET LOSS ATTRIBUTABLE TO ADA-ES, INC.	$(2,251)	$(3,710)	$(29,793)	$(6,530)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED
ATTRIBUTABLE TO ADA-ES, INC.	$(0.30)	$(0.50)	$(3.91)	$(0.89)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	7,601	7,412	7,618	7,305

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	7,601	7,412	7,618	7,305

See accompanying notes to Company’s Form 10-Q

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ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,023	$9,696
Receivables, net of allowance for doubtful accounts	6,676	9,066
Investment in securities	505	505
Notes receivable	—	1,580
Prepaid expenses and other	1,092	603

Total current assets	49,296	21,450

PROPERTY AND EQUIPMENT, at cost	9,269	8,041
Less accumulated depreciation and amortization	(3,631)	(3,235)

Net property and equipment	5,638	4,806

GOODWILL, net of amortization	435	435
INTANGIBLE ASSETS, net of amortization	326	260
INVESTMENT IN UNCONSOLIDATED ENTITIES	10,310	14,021
DEFERRED TAXES AND OTHER ASSETS	25,117	15,696

Total Assets	$91,122	$56,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,017	$3,646
Accrued payroll and related liabilities	3,168	1,852
Draws made under line of credit	4,168	—
Deferred revenues	4,951	5,639
Accrued expenses and other liabilities	1,011	244
Accrued arbitration award and related liability	32,569	—

Total current liabilities	49,884	11,381

LONG-TERM LIABILITIES:
Accrued indemnity	29,118	27,411
Accrued warranty and other liabilities	2,428	4,432
Accrued arbitration award	6,933	—

Total long-term liabilities	38,479	31,843

Total liabilities	88,363	43,224

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS’ EQUITY:
ADA-ES, Inc. stockholders’ equity
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 7,632,540 and 7,538,861 shares issued and outstanding, respectively	59,348	39,627
Accumulated deficit	(58,011)	(28,218)

Total ADA-ES, Inc. stockholders’ equity	1,337	11,409
Non-controlling interest	1,422	2,035

TOTAL STOCKHOLDERS’ EQUITY	2,759	13,444

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$91,122	$56,668

See accompanying notes to Company’s Form 10-Q.